                                                                    EXHIBIT 20.3

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                                     PART I
                              FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS


                     DISCOVERY PARTNERS INTERNATIONAL, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                   JUNE 30, 2000   DECEMBER 31, 1999
                                                                   -------------   -----------------
                                                                   (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                                        $  3,633,349      $  2,884,639
  Accounts receivable                                                 9,188,897         2,785,618
  Inventories                                                         9,692,293         1,517,297
  Prepaid and other current assets                                      488,997           201,284
                                                                   ------------      ------------

    Total current assets                                             23,003,536         7,388,838

Property and equipment, net                                           9,052,507         4,655,227

Restricted cash and cash equivalents and other assets                 3,401,141         2,264,200

Patent and license rights, net                                        3,467,341         1,137,625

Goodwill, net                                                        46,867,326         6,205,830

                                                                   ------------      ------------
    Total assets                                                   $ 85,791,851      $ 21,651,720
                                                                   ============      ============


LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY (DEFICIT)

Current liabilities:
  Accounts payable & accrued expenses                              $  5,978,420      $  2,348,226
  Deferred business acquisition payment                                       -         1,721,775
  Current portion of obligations under capital leases, equipment
    notes payable, line of credit and promissory notes                2,952,182         1,184,921
  Deferred revenue                                                    3,691,667         1,935,249
  Notes payable to stockholders                                               -         3,861,920
                                                                   ------------      ------------
    Total current liabilities                                        12,622,269        11,052,091

Obligations under capital leases, equipment notes payable,
  and promissory notes less current portion                             846,465         1,910,177
Deferred rent                                                            58,876            51,906

Minority interest in Structural Proteomics                              700,729                 -

Redeemable convertible preferred stock, $.001 par value,
  9,033,333 shares authorized, 6,562,278 and 7,954,781 issued and outstanding at December 31, 1999 and June 30, 2000,
  respectively; liquidation preference and redemption value -
  $39,188,429 at June 30, 2000                                       39,028,543        27,906,717

Stockholders' equity (deficit):
  Common stock, $.001 par value, 12,000,000 shares authorized,
  1,611,763 and 9,432,542 issued and outstanding at
  December 31, 1999 and June 30, 2000, respectively                       9,433             1,612
  Additional paid-in capital                                         66,285,674         1,399,376
  Deferred compensation                                              (2,757,446)         (642,282)
  Note receivable from stockholder                                     (240,000)         (240,000)
  Accumulated other comprehensive loss                                  (84,770)          (55,448)
  Accumulated deficit                                               (30,677,922)      (19,732,429)
                                                                   ------------      ------------
    Total stockholders' equity (equity)                              32,534,969       (19,269,171)
                                                                   ------------      ------------

    Total liabilities, redeemable preferred stock and
       stockholders' equity (deficit)                              $ 85,791,851      $ 21,651,720
                                                                   ============      ============

See accompanying notes.

                      DISCOVERY PARTNERS INTERNATIONAL, INC
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                          3 MONTHS ENDED JUNE 30,         6 MONTHS ENDED JUNE 30,
                                                                       ----------------------------    ----------------------------
                                                                           2000            1999            2000            1999
                                                                       ------------    ------------    ------------    ------------
Revenues                                                               $  9,527,883    $  3,363,181    $ 14,700,926    $  6,259,346

Cost of revenues (exclusive of $4,149, $1,207, $7,812 and
  $1,207 for the three months ended June 30, 2000 and 1999,
  and for the six months ended June 30, 2000 and 1999,
  respectively, of stock-based compensation)                              4,723,746       2,165,204       7,776,739       3,927,709

                                                                       ------------    ------------    ------------    ------------
      Gross margin                                                        4,804,137       1,197,977       6,924,187       2,331,637

Cost and expenses:

  Research and development (exclusive of $138,940, $6,987,
    $226,786, and $14,451 for the three months ended June 30,
    2000 and 1999, and for the six months ended June 30, 2000
    and 1999, respectively, of stock-based compensation)                  1,876,641         743,687       2,495,622       1,712,990

  Selling, general & administrative (exclusive of $203,062, $58,693,
    $374,920, and $121,388 for the three months ended June 30, 2000 and 1999, and for the six months ended June 30, 2000 and 1999,
    respectively, of stock-based compensation)                            2,171,158         961,962       3,690,443       2,054,946

  Amortization of stock-based compensation                                  346,151          66,887         609,518         137,045
  Amortization of goodwill                                                  845,322               -       1,000,468               -
  Write-off of in-process research and development                        9,000,000               -       9,000,000               -

                                                                       ------------    ------------    ------------    ------------
      Total operating expenses                                           14,239,272       1,772,536      16,796,051       3,904,981
                                                                       ------------    ------------    ------------    ------------
Loss from operations                                                     (9,435,135)       (574,559)     (9,871,864)     (1,573,344)

Interest income (expense)                                                    22,495          66,192      (1,299,930)        142,411
Foreign currency gains (losses)                                              64,925         (43,588)        193,696         (93,489)

Minority interest in Structural Proteomics                                   32,604               -          32,604               -
                                                                       ------------    ------------    ------------    ------------
Net loss                                                               $ (9,315,111)   $   (551,955)   $(10,945,494)   $ (1,524,422)
                                                                       ============    ============    ============    ============

Historical net loss per share, basic and diluted                       $      (1.03)   $      (0.50)   $      (2.12)   $      (1.44)
                                                                       ============    ============    ============    ============

Shares used in calculating historical net loss
    per share, basic and diluted                                          9,020,848       1,103,322       5,172,849       1,058,870
                                                                       ============    ============    ============    ============

Pro forma net loss per share, basic and diluted                        $      (0.55)   $      (0.07)   $      (0.88)   $      (0.20)
                                                                       ============    ============    ============    ============

Shares used in calculating pro forma net loss
    per share, basic and diluted                                         17,037,260       7,706,896      12,488,470       7,662,444
                                                                       ============    ============    ============    ============

See accompanying notes.


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

                     DISCOVERY PARTNERS INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                     SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------
                                                                       2000            1999
                                                                   ------------    ------------
OPERATING ACTIVITIES
Net loss                                                           $(10,945,494)   $ (1,524,422)
Adjustments to reconcile net loss to cash used in
    operating activities:
  Depreciation and amortization                                       1,124,537         358,130
  Amortization of purchased intangibles (lease, workforce)              122,000               -
  Amortization of goodwill                                            1,000,468               -
  Amortization of deferred compensation                                 609,518         137,045
  Noncash interest expense for warrants issued                        1,243,847               -
  Write-off of In-Process R&D                                         9,000,000               -
  Change in operating assets and liabilities:                                 -
    Accounts receivable                                              (4,598,772)        117,315
    Inventories                                                      (1,320,846)        223,293
    Other current assets                                               (176,880)       (318,951)
    Accounts payable and accrued expenses                             1,653,440      (1,123,707)
    Deferred revenue                                                    828,640
    Deferred rent                                                         6,970
    Restricted cash                                                      29,600      (1,000,000)
                                                                   ------------    ------------
Net cash used in operating activities                                (1,422,972)     (3,131,297)

INVESTING ACTIVITIES

Purchases of property and equipment                                  (2,072,993)       (638,386)
Deposits and other assets                                            (1,052,730)        192,590
Additional cash consideration for acquisition of
 Discovery Technologies                                              (1,721,775)              -
Purchase of Axys Advanced Technologies                                   50,031
                                                                   ------------    ------------
Net cash used in investing activities                                (4,797,467)       (445,796)

FINANCING ACTIVITIES

Proceeds from equipment lease line                                      747,150               -
Principal payments on capital leases, equipment notes payable,
  and line of credit                                                   (555,121)       (136,300)
Issuance of preferred stock, net of issuance costs                    5,004,801               -
Issuance of common stock                                                 93,174           3,005
Proceeds from convertible notes payable                               2,000,000               -
                                                                   ------------    ------------
Net cash provided by financing activities                             7,290,004        (133,295)
Effect of exchange rate changes                                        (320,855)              -

                                                                   ------------    ------------
Net increase (decrease) in cash and cash equivalents                    748,710      (3,710,388)

Cash and cash equivalents at beginning of period                      2,884,639      10,714,889
                                                                   ------------    ------------
Cash and cash equivalents at end of period                         $  3,633,349    $  7,004,501
                                                                   ============    ============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid                                                      $    180,418    $     30,190

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES

Conversion of convertible notes payable to
  preferred stock                                                  $  6,000,000    $          -

Issuance of common stock for promissory note                       $          -    $     68,000

Issuance of warrant to purchase preferred stock                    $  1,105,767    $          -

See accompanying notes.


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
                     DISCOVERY PARTNERS INTERNATIONAL, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                  JUNE 30, 2000

1.      BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet as of June 30, 2000, condensed consolidated statements of operations for the three and six months ended June 30, 2000 and 1999, and the condensed consolidated statements of cash flows for the six months ended June 30, 2000 and 1999 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2000 shown herein are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For more complete financial information, these financial statements, and notes thereto, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1999 included in the Company's Form S-1 registration statement as declared effective on July 27, 2000 by the Securities and Exchange Commission.

        The consolidated financial statements include all the accounts of the Company and its wholly owned or majority owned subsidiaries, IRORI Europe, Ltd., Discovery Technologies, Ltd., ChemRx Advanced Technologies, Inc., and Structural Proteomics, Inc. All intercompany accounts and transactions have been eliminated.

2.      NET LOSS PER SHARE

        Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, Earnings per Share, and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and redeemable convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

        In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period; less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the three and six month periods ended June 30, 2000 and 1999 as described above, and also gives effect to the conversion of preferred stock which automatically converted to common stock immediately prior to the completion of the Company's initial public offering on July 27, 2000 (using the "as if converted" method) from the original date of issuance.

        The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are anti-dilutive for all applicable periods presented.


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


3.      ACQUISITION OF AXYS ADVANCED TECHNOLOGIES, INC.

        On April 28, 2000, the Company acquired Axys Advanced Technologies, Inc.
(AAT), a wholly owned subsidiary of Axys Pharmaceuticals, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company and Axys will make certain income tax elections so that the total cost of the acquisition will be allocated to the income tax basis of the assets acquired. The Company has obtained a report from Houlihan Valuation Advisors, an independent valuation firm and performed other procedures necessary to complete the purchase price allocation.

        A summary of the AAT acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

        Total acquisition costs:
           Cash paid at acquisition                                 $     50,000
           Issuance of promissory note                                   550,334
           Issuance of common stock, warrant and stock options        59,769,495
           Acquisition-related expenses                                  345,099
                                                                 ---------------
                                                                    $ 60,714,928
        Allocated to assets and liabilities as follows:
           Tangible assets acquired                                 $ 12,252,068
           Assumed liabilities                                        (2,866,773)
           In-process research and development                         9,000,000
           Assembled workforce                                         1,344,067
           Below market value lease                                    1,221,105
           Goodwill                                                   39,764,461
                                                                   -------------
                                                                    $ 60,714,928

        The goodwill is being amortized on a straight-line basis over a period of ten years from the date of acquisition. The assembled workforce and below market lease intangible assets will be amortized on a straight-line basis over a period of three and four years, respectively, from the date of acquisition.

        The value of the in-process research and development was determined based on a discounted cash flow analysis of projected future earnings for each project. The revenue stream from each research and development project was estimated based upon its stage of completion as of the acquisition date. The discount rates used for the analysis were adjusted based on the stage of completion to give effect to uncertainties in meeting the projected cash flows. The discount rates used ranged from 20% to 40%.

        Assuming that the acquisition of AAT had occurred on the first day of the Company's fiscal year ended December 31, 1999, pro forma condensed consolidated financial information would be as follows:

                                                         Six months ended June 30,
                                                       -----------------------------
                                                            2000           1999
                                                       -------------   -------------
     Revenues .......................................  $ 19,772,000    $ 13,246,000
     Net loss .......................................   (11,791,000)     (1,924,000)
     Net loss per share, basic and diluted ..........  $      (1.16)   $       (.23)

        This pro forma information is not necessarily indicative of the actual results that would have been achieved had AAT been acquired the first day of the Company's fiscal year ended December 31, 1999, nor is it necessarily indicative of future results.

4.      ACQUISITION OF STRUCTURAL PROTEOMICS, INC.

        On May 5, 2000, the Company entered into agreements with Structural Proteomics, Inc. (SPI) and its shareholders to acquire 75% of the outstanding shares of SPI in exchange for $1,000,000 in cash and 150,000 shares of DPI common stock. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.



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
5.    DEFERRED STOCK COMPENSATION

      In conjunction with the Company's initial public offering completed on July 27, 2000, the Company reviewed its exercise prices and arrived at the estimated fair value for each option grant in 1999 and the first six months of 2000. With respect to the grant of stock options and sale of restricted stock to employees during the year ended December 31, 1999 and the six months ended June 30, 2000, the Company has recorded deferred stock compensation totaling approximately $3.7 million, representing the difference at the date of grant between the exercise or purchase price and the estimated fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes in accordance with APB No. 25. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the options and restricted stock. During the six months ended June 30, 2000, the Company recorded amortization of stock-based compensation expense of approximately $0.6 million.




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